Nektar Therapeutics Reports Financial Results for the First Quarter of 2013

SAN FRANCISCO, May 9, 2013 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) today reported its financial results for the first quarter ended March 31, 2013.

Cash and investments in marketable securities at March 31, 2013 were $261.2 million as compared to $302.2 million at December 31, 2012.

"We made great progress advancing two key clinical programs for Nektar over the past quarter," said Howard W. Robin, President and Chief Executive Officer of Nektar. "Our partner Bayer initiated Phase 3 studies for Amikacin Inhale in gram-negative pneumonia. Up to 90% of hospital pneumonias occur in patients who are on ventilators and Amikacin Inhale could provide physicians with a new treatment option for treating these deadly pneumonias. In addition, Nektar initiated our second Phase 2 study for NKTR-181, our wholly-owned analgesic molecule which has received Fast Track Status from the FDA. We expect to report data from both Phase 2 studies of NKTR-181 during the summer."

Revenue for the first quarter of 2013 was $23.0 million as compared to $17.9 million in the first quarter of 2012. Revenue for the first quarter of 2013 included $4.4 million in non-cash revenues resulting from the $124 million sale of future royalties related to Cimzia® and Mircera®, which was completed in February 2012. This non-cash royalty revenue is offset by non-cash interest expense. In addition, product sales increased by $4.9 million in the first quarter of 2013 as compared to the first quarter of 2012. This increase was partially offset by decreases in royalty revenues and license, collaboration and other revenues.

Total operating costs and expenses for the first quarter of 2013 were $68.4 million as compared to $55.9 million in the first quarter of 2012. Total operating costs and expenses increased primarily as a result of increased clinical development expenses as well as higher cost of goods related to increased product sales.

Research and development expense in the first quarter of 2013 was $45.6 million as compared to $35.1 million for the first quarter of 2012. R&D expense was higher in the first quarter of 2013 reflecting the costs of the etirinotecan pegol (NKTR-102) BEACON Phase 3 study, the production of devices for the Phase 3 study of Amikacin Inhale, and Phase 2 studies for NKTR-181.

General and administrative expense was $11.1 million in the first quarter of 2013 as compared to $10.4 million in the first quarter of 2012.

Non-cash interest expense was $5.5 million in the first quarter of 2013 as compared to $1.8 million in the first quarter of 2012. The company incurred non-cash interest expense as a result of the sale of future royalties related to Cimzia® and Mircera®.

Net loss for the first quarter of 2013 was $55.1 million or $0.48 loss per share as compared to $41.1 million or $0.36 loss per share in the first quarter of 2012.

The company also announced upcoming presentations at the following medical meetings and scientific congresses during the first half of 2013:

American Pain Society 32nd Annual Scientific Meeting, New Orleans, LA:

  Poster: "NKTR-171: A Novel, Oral Sodium Channel Blocker That Exhibits Comparable Analgesic Efficacy to Pregabalin with Reduced Central Nervous System (CNS) Side Effects", Gursahani, H., et al.
    Date: May 9, 2013, 9:30 a.m. Eastern Time

Digestive Disease Week 2013, Orlando, FL:

  Abstract 1594557: "Efficacy and Safety of Naloxegol in Patients with Opioid-Induced Constipation: Results from 2 Prospective, Randomized, Controlled Trials", Chey, W., et al.
    Date: May 21, 2013, 8:15 a.m. Eastern Time
    Research Forum: New Pharmacological Treatments for Motility Disorders

4th International Congress on Neuropathic Pain, Toronto, Canada:

  Poster A-484-0002-00647: "NKTR-171: Preclinical Efficacy and Improved Central Nervous System (CNS) Side Effect Profile of a Novel Sodium Channel Blocker Designed for the Treatment of Neuropathic Pain", Gursahani, H., et al.
    Date: May 25, 2013, 1:30 p.m. – 3:30 p.m. Eastern Time
    Poster Session II

American Society of Clinical Oncology (ASCO) Annual Meeting, Chicago, IL:

  Abstract Title: "Etirinotecan pegol (EP) target-specific pharmacodynamic (PD) biomarkers measured in circulating tumor cells (CTCs) isolated from patients participating in BEACON, a Phase 3 study in patients with metastatic breast cancer (mBC)", Hoch et al.
    Abstract Number: 1087
    Session Title/Track: Breast Cancer – Triple-Negative/Cytotoxics/Local Therapy
    Date: June 1, 2013, 1:15 p.m. – 5:00 p.m. Central Time
    Location: S Hall A2
  Abstract Title: "An engineered immunotherapy (NKTR-214) with altered selectivity towards the IL2 receptor: Efficacy and tolerability in a murine tumor model", Charych et al.
    Abstract Number: 3060
    Session Title/Track: Developmental Therapies - Immunotherapy
    Date: June 1, 2013, 8:00 a.m. – 11:45 a.m. Central Time
    Location: S Hall A2

The International Conference on Opioids, Boston, MA:

  Abstract Title: "New Oral Opioid Analgesic NKTR-181 Demonstrates Analgesic Response In Cold Pressor Test In Healthy Subjects", M. Eldon, et al.
  Abstract Title: "No Effect Of Gender And Food On The Pharmacokinetics Of The Novel Opioid Analgesic NKTR-181 In Healthy Subjects", A. Odinecs, et al.
    June 9 – 11, 2013

College on Problems of Drug Dependence 75th Annual Meeting, San Diego, CA:

  Poster 1605508: "Abuse Potential Assessment of Novel Opioid Analgesic NKTR-181: Implications for Labeling", Webster, L., et al.
    Date: June 20, 2013, 7:30 a.m. – 9:30 a.m. Pacific Time
  Poster 1598130: "Opioids With Lower Brain Uptake Are Less Recognizable in Rat Drug Discrimination Tests and thus Potentially Less Subject to Abuse", Harrison, S., et al.
    Date: June 19, 2013, 12:00 p.m. – 2:00 p.m. Pacific Time

Conference Call to Discuss First Quarter 2013 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time today, Thursday, May 9, 2013.

This press release and a live audio-only Webcast of the conference call can be accessed through a link that is posted on the home page and Investor Relations section of the Nektar website: http://www.nektar.com. The web broadcast of the conference call will be available for replay through Monday, June 10, 2013.

To access the conference call, follow these instructions:

Dial: (877) 881.2183 (U.S.); (970) 315.0453 (international)
Passcode: 36590300 (Nektar Therapeutics is the host)

In the event that any non-GAAP financial measure is discussed on the conference call that is not described in the press release, or explained on the conference call, related information will be made available on the Investor Relations page at the Nektar website as soon as practical after the conclusion of the conference call.

About Nektar

Nektar Therapeutics is a biopharmaceutical company developing novel therapeutics based on its PEGylation and advanced polymer conjugation technology platforms. Nektar has a robust R&D pipeline of potentially high-value therapeutics in oncology, pain and other therapeutic areas. In the area of pain, Nektar has an exclusive worldwide license agreement with AstraZeneca for naloxegol (NKTR-118), an investigational drug candidate, which has completed Phase 3 development as a once- daily, oral tablet for the treatment of opioid-induced constipation. This agreement also includes NKTR-119, an earlier stage development program that is a co-formulation of naloxegol and an opioid. NKTR-181, a novel mu-opioid analgesic candidate for chronic pain conditions, is in Phase 2 development in osteoarthritis patients with chronic knee pain. NKTR-192, a novel mu-opioid analgesic in development to treat acute pain is in Phase 1 clinical development. In oncology, etirinotecan pegol (NKTR-102) is being evaluated in a Phase 3 clinical study (the BEACON study) for the treatment of metastatic breast cancer and is also in Phase 2 studies for the treatment of ovarian and colorectal cancers. In anti-infectives, Amikacin Inhale is in Phase 3 studies conducted by Bayer Healthcare as an adjunctive treatment for intubated and mechanically ventilated patients with Gram-negative pneumonia.

Nektar's technology has enabled eight approved products in the U.S. or Europe through partnerships with leading biopharmaceutical companies, including UCB's Cimzia® for Crohn's disease and rheumatoid arthritis, Roche's PEGASYS® for hepatitis C and Amgen's Neulasta® for neutropenia. Additional development-stage products that leverage Nektar's proprietary technology platform include Baxter's BAX 855, a long-acting PEGylated rFVIII program, which is in Phase 3 clinical development.

Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "expect," "believe," "should," "may," "will" and similar references to future periods. Examples of forward-looking statements include, among others, the projected availability of Phase 2 clinical study results for NKTR-181 and the value and potential of our technology and research and development pipeline. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others, (i) our drug candidates and those of our collaboration partners are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval for numerous reasons including safety and efficacy findings even after positive findings in previous preclinical and clinical studies; (ii) the timing of the commencement or end of clinical trials and the commercial launch of our drug candidates may be delayed or unsuccessful due to regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (iii) acceptance, review and approval decisions for new drug applications by health authorities is an uncertain and evolving process and health authorities retain significant discretion at all stages of the regulatory review and approval decision process; (iv) scientific discovery of new medical breakthroughs is an inherently uncertain process and the future success of the application of our technology platform to potential new drug candidates is therefore highly uncertain and unpredictable and one or more research and development programs could fail; and (v) certain other important risks and uncertainties set forth in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2013. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Nektar Investor Inquiries:
Jennifer Ruddock/Nektar Therapeutics	(415) 482-5585
Susan Noonan/SA Noonan Communications, LLC	(212) 966-3650

Nektar Media Inquiries:
Karin Bauer/MSL	(415) 817-2549
Mike Huckman /MSL	(646) 500-7631

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	March 31, 2013	December 31, 2012	(1)
Current assets:
Cash and cash equivalents	$ 28,531	$ 25,437
Short-term investments	207,664	251,757
Accounts receivable	3,647	5,805
Inventory	18,381	18,269
Other current assets	8,813	13,363
Total current assets	267,036	314,631

Restricted cash	25,000	25,000
Property and equipment, net	70,112	72,215
Goodwill	76,501	76,501
Other assets	9,252	9,443
Total assets	$ 447,901	$ 497,790

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 4,218	$ 2,863
Accrued compensation	8,952	8,773
Accrued expenses	6,946	8,008
Accrued clinical trial expenses	24,032	17,500
Deferred revenue, current portion	23,239	21,896
Interest payable	3,167	7,083
Other current liabilities	12,667	12,414
Total current liabilities	83,221	78,537

Senior secured notes	125,000	125,000
Capital lease obligations, less current portion	10,766	11,607
Liability related to sale of future royalties, less current portion	122,416	128,266
Deferred revenue, less current portion	97,918	96,551
Deferred gain	2,185	2,404
Other long-term liabilities	9,015	8,407
Total liabilities	450,521	450,772

Commitments and contingencies

Stockholders' equity:
Preferred stock	-	-
Common stock	11	11
Capital in excess of par value	1,623,207	1,617,744
Accumulated other comprehensive loss	(395)	(357)
Accumulated deficit	(1,625,443)	(1,570,380)
Total stockholders' (deficit) equity	(2,620)	47,018
Total liabilities and stockholders' equity	$ 447,901	$ 497,790

(1) The consolidated balance sheet at December 31, 2012 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share information)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenue:
Product sales	$ 11,810	$ 6,945
Royalty revenues	325	3,177
Non-cash royalty revenue related to sale of future royalties	4,393	-
License, collaboration, and other	6,476	7,827
Total revenue	23,004	17,949

Operating costs and expenses:
Cost of goods sold	11,661	8,707
Research and development	45,618	35,085
General and administrative	11,129	10,414
Impairment of long-lived assets	-	1,675
Total operating costs and expenses	68,408	55,881

Loss from operations	(45,404)	(37,932)

Non-operating income (expense):
Interest income	314	632
Interest expense	(4,645)	(2,548)
Non-cash interest expense on liability related to sale of future royalties	(5,543)	(1,785)
Other income (expense), net	427	660
Total non-operating expense, net	(9,447)	(3,041)

Loss before provision for income taxes	(54,851)	(40,973)
Provision for income taxes	212	124
Net loss	$ (55,063)	$ (41,097)

Basic and diluted net loss per share	$ (0.48)	$ (0.36)

Weighted average shares used in computing basic and diluted net loss per share	115,309	114,531

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(55,063)	$ (41,097)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense on liability related to sale of future royalties	5,543	1,785
Non-cash royalty revenue related to sale of future royalties	(4,393)	-
Stock-based compensation	4,245	4,234
Depreciation and amortization	3,628	3,510
Impairment of long-lived assets	-	1,675
Other non-cash transactions	139	295
Changes in operating assets and liabilities:
Accounts receivable	2,158	(5,865)
Inventory	(112)	(1,452)
Other assets	3,844	4,305
Accounts payable	1,355	(1,290)
Accrued compensation	179	(4,620)
Accrued expenses	(1,130)	1,094
Accrued clinical trial expenses	6,532	773
Deferred revenue	2,710	3,226
Interest payable	(3,916)	(1,747)
Other liabilities	(3,830)	556
Net cash used in operating activities	(38,111)	(34,618)

Cash flows from investing activities:
Maturities of investments	100,338	151,964
Purchases of investments	(56,336)	(102,023)
Purchases of property and equipment	(316)	(1,516)
Net cash provided by investing activities	43,686	48,425

Cash flows from financing activities:
Payment of capital lease obligations	(692)	(566)
(Repayment of) proceeds from sale of future royalties, net of transaction costs	(3,000)	119,589
Proceeds from shares issued under equity compensation plans	1,218	479
Net cash (used in) provided by financing activities	(2,474)	119,502
Effect of exchange rates on cash and cash equivalents	(7)	(136)
Net increase in cash and cash equivalents	3,094	133,173
Cash and cash equivalents at beginning of period	25,437	15,312
Cash and cash equivalents at end of period	$ 28,531	$ 148,485

Supplemental disclosure of cash flow information:
Cash paid for interest	$ 8,250	$ 4,199